Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-48724, 333-05117, 333-05119, 333-74831, 333-40220, 333-44752, 333-88634 and 333-150510) pertaining to the Amended and Restated Incentive and Investment and Salary Savings Plan of Pacific Capital Bancorp of our report dated June 22, 2012, with respect to the financial statements and schedule of Pacific Capital Bancorp Amended and Restated Incentive and Investment and Salary Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2011.

/s/ Hutchinson and Bloodgood, LLP

Los Angeles, California

June 26, 2012